Exhibit 99.1

UTSTARCOM REPORTS THIRD QUARTER 2004 RESULTS

•              Record Third-Quarter Revenues of $645.0 Million, an Increase of 10 Percent Year-Over-Year

•              GAAP Earnings of $5.0 Million, or $0.04 Per Share

•              Positive Cash Flow From Operations of $98.9 Million

•              Conference Call Today at 4:30 p.m. EDT/1:30 p.m. PDT.

ALAMEDA, Calif., Oct. 26, 2004 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today reported its third quarter revenues and earnings for the three months ended September 30, 2004.

The company will conduct a conference call today, Tuesday, October 26, 2004 to discuss these results. The call will take place at 4:30 p.m. EDT/1:30 p.m. PDT. (Please see Conference Call section below for dial-in numbers.)

“UTStarcom has further diversified its product portfolio and expanded its international customer base over the last quarter,” said Hong Lu, chief executive officer of UTStarcom. “Product diversification and increased traction with tier-one carriers outside of China form the cornerstone of UTStarcom’s transformation into one of the leading providers of innovative telecom solutions in the world. Demand for our solutions is strong, and this gives us confidence and visibility into our 2005 results.  As we work to establish leading market share positions with our global customer-base, we will also focus on cost reduction to improve gross margins and deliver long-term profitable growth to our investors.”

Net sales for the third quarter of 2004 were $645.0 million, an increase of 10 percent over net sales of $584.4 million reported in the third quarter of 2003. Year-to-date net sales for the nine months ended September 30, 2004 were $1.96 billion, an increase of 48 percent over net sales of $1.32 billion reported for the nine months ended September 30, 2003.

Third quarter gross margins were 21.3 percent.  Year-to-date gross margins for the nine months ended September 30, 2004 were 25.0 percent.

GAAP net income for the third quarter of 2004 was $5.0 million, or $0.04 per

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

share.  This compares to net income of $59.1 million, or $0.46 per share, for the third quarter of 2003.  Year-to-date GAAP net income for the nine months ended September 30, 2004 was $103.6 million, or $0.78 per share.  This compares to net income of $135.9 million, or $1.12 per share, for the nine months ended September 30, 2003.

Key Highlights for Q3 2004

Strong Financial Performance

•                                          Record Q3 revenues of $645.0 million, an increase of 10 percent over Q3 2003

•                                          Q3 International bookings of $200 million and $600 million September YTD

•                                          Improved inventory turns of 2.9, up from 2.7 in Q2 2004

•                                          Positive cash flow from operations of approximately $98.9 million

Key Customer Wins

•              BSNL (India) – Total Control 1000, AN2000 IB

•              Japan Telecom (Japan) – iAN-8000, NetRing™ optical solution

•              China Telecom (China) – AN2000 IB

•              Softbank (Japan) – GEPON

•              China Mobile (China) – NetRing™ optical solution

•              Telmex (CALA) – AN2000 IB

Customer Milestones

•                                          UTStarcom PAS subscribers in China reached approximately 34 million at the end of Q3, with total PAS subscribers in China estimated at approximately 60 million

•                                          More than 6.5 million lines of IP-DSLAM have been deployed globally to date

•                                          More than 55 million lines of mSwitch have been deployed globally to date

•                                          UTStarcom’s participation as a key IP-DSLAM provider to Softbank has enabled the successful growth of Yahoo! BB’s broadband and VoIP services. Approximately 4.5 million people had subscribed for Yahoo! BB broadband service and more than 4.2 million for the BB Phone service by the end of September 2004

•                                          UTStarcom’s IP-based DSLAM and Total Control 1000 solutions are enabling a nationwide roll-out of a broadband access network by BSNL across 198 cities in India

•                                          Japan Telecom is deploying UTStarcom’s iAN-8000 platform to build its next-generation network and deliver new services such as converged voice, data and WiFi over IP to all of Japan

Global Technology Leadership

•                                          Recognized as second-largest provider worldwide of next-generation softswitch ports and of packet voice gateways in second quarter of 2004 by Infonetics Research

•                                          Ranked world’s second-largest IP-DSLAM provider in second quarter of 2004 by Infonetics Research and Synergy Research Group

•                                          Introduced high-density, scalable iAN-8000 multi-service access node, supporting TDM, IP-Enabled Voice, and Multimedia Services and integrates functionalities of DLC, VoIP media gateway, and IP DSLAM

•                                          Collaborated with China Netcom and China Telecom to achieve short message service interconnectivity for nationwide PAS service in China

•                                          Introduced mVision™ - a comprehensive, end-to-end carrier TVoIP solution

Recent Accolades

•                                          Ranked #37 in FORTUNE’s “100 Fastest Growing Companies” list for 2004

•                                          Selected for FORTUNE’s Top 50 chart in the Investor’s Guide 2004 issue

•                                          Named one of China’s 100 largest companies of 2003 in FORTUNE International

Financial Guidance

Guidance for 2004 and 2005 is as follows:

Revenue Range:	Q4 2004:	$875-$885 million*
	FY 2004:	$2.8 billion*
	FY 2005:	$4.0 billion*

Gross Margins:	Q4 2004:	17% (core company 22%, ACC 4.5%)
	FY 2004:	22%

	FY 2005:	25%

GAAP EPS Range:	Q4 2004:	break-even
	FY 2004:	$0.76-$0.80
	FY 2005:	$2.00

(*Includes anticipated revenue of $250M in Q4 and full-year 2004 and $900M in 2005 related to the acquisition of Audiovox Communications Corporation)

In addition, UTStarcom is continuing a thorough review of and improvements to its internal controls as part of the Company’s preparation for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In order to achieve compliance by the December 31, 2004 deadline, UTStarcom must sufficiently document all internal controls procedures with respect to its financial reporting, fix any significant deficiencies with respect to its internal controls procedures, and test all internal controls procedures over a reasonable amount of time so that the Company’s auditors can assess management’s assertion as to the effectiveness of the Company’s internal controls of financial reporting.  While the Company is dedicating a significant amount of resources to achieve compliance, UTStarcom cannot guarantee that it will be able to comply with the requirements of Section 404 by the December 31, 2004 deadline.

UTStarcom takes its obligation to meet 404 compliance very seriously and is committed to the process.  Some of the areas the Company is investing in to improve internal controls include continuing company wide implementation of Oracle ERP and MRP systems, and working with a leading consultant on supply-chain improvements.  In addition, in the third quarter UTStarcom hired a Chief Accounting Officer and a Chief Quality Officer.  Some of the challenges the Company faces are due to the tremendous amount of growth and expansion it has experienced in a short period of time, as well as the recent implementation of new business systems and continuing improvements to processes to support the Company’s growth and improve controls such as Oracle ERP and supply-chain improvements.  UTStarcom will continue its efforts and progress not only this year, but on an ongoing basis into 2005.

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 4:30 p.m. EDT/1:30 p.m. PDT. The conference call dial-in numbers are as follows: United States — (888) 398-3046; International — (706) 634-2492. The Conference Code is 1268033.

A replay of the call will be available from approximately 5:30 p.m. EDT on October 26, 2004 to 11:59 p.m. EDT on November 2, 2004. The conference call replay numbers are as follows: United States — (800) 642-1687; International — (706) 645-9291. The Access Code is 1268033.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s web site at: http://investorrelations.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding product diversification, increased traction with tier-one carriers outside of China, the Company’s efforts to establish market share positions, reduce costs and improve gross margins, anticipated results of the Company’s acquisitions, anticipated improvements in supply chain management, anticipated efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the guidance given for anticipated gross margins, revenue and earnings per share for the fourth quarter and full-year of 2004 and for 2005.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Sr. Investor Relations Manager

510-749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com

###

Exhibit 99.1

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2004	September 30, 2003 *	September 30, 2004	September 30, 2003 *

Net sales	$645,016	$584,382	$1,956,935	$1,320,736

Cost of sales	507,882	398,280	1,467,496	884,445
Gross profit	137,134	186,102	489,439	436,291

Operating expenses:
Selling, general and administrative	74,916	57,371	209,689	129,917
Research and development	56,026	44,723	154,276	107,613
In process research and development	—	161	1,400	10,809
Amortization of intangible assets	3,639	3,081	9,946	5,259
Total operating expenses	134,581	105,336	375,311	253,598

Operating income	2,553	80,766	114,128	182,693

Interest and other income (expenses)	1,295	(306)	15,313	2,827
Equity in loss of affiliated companies	(727)	(1,560)	(2,925)	(4,280)
Income before income taxes and minority interest	3,121	78,900	126,516	181,240
Income tax expense (income)	(1,906)	19,725	22,773	45,310
Minority interest in earnings of consolidated subsidiaries	(40)	(35)	(127)	(35)

Net income	$4,987	$59,140	$103,616	$135,895

Basic earnings per share	$0.04	$0.58	$0.91	$1.31

Diluted earnings per share	$0.04	$0.46	$0.78	$1.12
Diluted earnings per “If Converted” share	$0.04	N/A	N/A	N/A

Weighted average shares used in per-share calculation:
• Basic	113,945	102,814	114,110	103,607
• Diluted	116,307	131,914	136,210	123,194
• Diluted “If Converted” Shares	133,226	N/A	N/A	N/A

	Three months ended		Nine months ended
	September 30, 2004	September 30, 2003 *	September 30, 2004	September 30, 2003 *

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	$—	$2	$—	$7
Selling, general and administrative	—	39	51	225
Research and development	83	121	277	3,005
Total stock compensation expense	$83	$162	$328	$3,237

Amortization of intangible assets	$4,102	$3,081	$10,569	$5,259

In-process research and development	$—	$161	$1,400	$10,809

Change in investment portfolio	$1,061	$157	$1,562	$380

2. Earnings per share

Basic earnings per share Income available to common stockholders	$4,987	$59,140	$103,616	$135,895

Effect of Dilutive Securities 7/8% Convertible Subordinated Notes	816	1,098	2,663	2,473

Diluted earnings per share Income available to common stockholders + assumed conversions	$5,803	$60,238	$106,279	$138,368

*  Certain reclassifications have been made to prior year balances in order to conform to the current year presentation

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003*

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$796,203	$422,591
Accounts receivable, net	691,160	324,921
Related parties accounts receivable, net	46,339	43,944
Notes receivable	24,877	11,362
Inventories, net	439,412	257,038
Deferred costs/Inventories at customer sites under contracts	168,903	558,977
Prepaid expenses	79,849	136,262
Restricted cash and short term investments	36,799	24,404
Other current assets	41,313	52,408
Total current assets	2,324,855	1,831,907
Property, plant and equipment, net	255,029	186,076
Long-term investments	25,428	24,066
Goodwill and intangible assets, net	174,087	144,232
Other long term assets	53,427	40,677
Total assets	$2,832,826	$2,226,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and short term debt	$513,010	$251,176
Income taxes payable	16,783	16,780
Customer advances	279,631	458,654
Deferred revenue	57,874	44,958
Other	191,606	173,139
Total current liabilities	1,058,904	944,707

Long-term debt	402,500	402,500
Minority interest in consolidated subsidiaries	687	560
Stockholders’ equity:
Common stock	143	131
Additional paid-in capital	1,115,433	653,624
Deferred stock compensation	(7,233)	(7,761)
Retained earnings	260,371	229,777
Other comprehensive income	2,021	3,420
Total stockholders’ equity	1,370,735	879,191

Total liabilities and stockholders’ equity	$2,832,826	$2,226,958

	September 30, 2004	December 31, 2003*

Inventories and deferred costs are made up of the following:

Inventories at factories	$324,244	$166,075
Inventories at customer sites	115,168	90,963
Inventories at customer sites under contracts	168,903	558,977

Total inventories and deferred costs	$608,315	$816,015

* Certain reclassifications have been made to prior year balances in order to conform to the current year presentation